Exhibit 99

Steel Technologies Inc. 2007 Cash Bonus Plan

          The title of the plan shall be the Steel Technologies Inc. 2007 Cash Bonus Plan (the "Plan"). The Plan shall operate and be administered as follows: (a) the authority to control and manage the operation and administration of the Plan shall be vested in a subcommittee of the Compensation Committee appointed by the Board (the "Committee"), consisting solely of two or more independent directors, each of whom qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (b) the Committee shall review the Chairman of the Board's recommendations and, subject to the terms and conditions of the Plan, determine from time to time the participants in the Plan, the share of the cash bonus pool each participant will receive, the formula used to create the cash bonus pool and the percent of that formula to be contributed quarterly to the cash bonus pool under the Plan; (c) the performance goal(s) applicable to all bonus payments shall be based upon a measure of company net income, and the specific formula for determining net income for purposes of the Plan shall be established from time to time by the Committee; (d) prior to the payment of any bonus amount under the Plan, the Committee shall certify the attainment of the performance goal(s) and any other material terms of the bonus payment; (e) participation shall be limited to executive officers and other key officers and managers; (f) notwithstanding any other provisions of the Plan, the amount any participant may receive annually under the Plan shall be limited to $750,000; (g) except to the extent prohibited by applicable law, the Committee may delegate any of its responsibilities and authority to any officer or officers of the Company selected by it; and (h) all decisions by the Committee related to the Plan will be final and binding on all persons.